EXHIBIT 99.1
News

For Immediate Release	Contact:
January 31, 2013	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES ACHIEVES RECORD ANNUAL EARNINGS
 OF $2.09 PER SHARE, AN 11-PERCENT INCREASE
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Company Reported Earnings per Share of $0.50 for the Fourth Quarter
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Operating Income Grew 9 Percent for 2012
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2012 Highlights:

•	Third consecutive year of record earnings
•	Signed two new satellite PCC contracts for China
•	Six commercial agreements for FulFillTM
•	Two-for-one stock split; quarterly dividend doubled
•	Repurchased $28 million in shares for 2012; $19 million in fourth quarter

NEW YORK, January 31—Minerals Technologies Inc. (NYSE: MTX) today reported record earnings per share of $2.09 for the full year of 2012 compared with earnings of $1.89 in the prior year, excluding special items, an increase of 11 percent. Reported net income for the full year was $74.1 million, a 10-percent increase over the $67.5 million recorded in 2011. Reported earnings in 2011 were $1.86 per share.
Operating income for the full year 2012 grew 9 percent to a record $110.0 million compared to $100.8 million in the prior year, excluding special items. Operating income, as reported in 2011, was $100.3 million. This increase was due to a strong operating performance highlighted by a 6-percent company-wide productivity improvement and 3-percent lower expenses. Operating income improved despite a 4-percent decrease in worldwide sales due to unfavorable foreign exchange and weakening market conditions in Europe.
Worldwide sales were $1.01 billion compared with $1.04 billion recorded in 2011. The impact of foreign exchange on sales was $26.5 million, or 3 percentage points.  In addition to the impact of foreign exchange, several paper and steel mill closures in Europe and North America contributed to the sales decrease, which was offset by increased sales in the Paper PCC product line. Excluding the effect of foreign currency and the paper and steel mill closures, sales grew 1 percent.
"This marks the third consecutive year that Minerals Technologies has recorded the highest annual earnings in its 20-year history," said Joseph C. Muscari, chairman and chief executive officer. "Our growth strategies of geographic expansion and new product innovation continued to gain momentum during 2012. We signed two contracts for new satellite PCC plants in China, began operations of new satellites in India and Thailand and, in 2013, we will expand four satellite plants in the United States. We also succeeded in gaining further adoption of our FulFill™ portfolio of products on a worldwide basis, signing six more to commercial agreements during 2012, which brings the total to 10. In 2013, we will continue to advance these strategies to achieve the company's long-term growth objectives."
Income from operations for the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, increased 14 percent to $84.1 million from $73.8 million, excluding special items, in 2011. This increase was attributable to a strong performance in the Processed Minerals product line that was a result of productivity improvements, price increases and lower energy costs. In addition, operating income improved in the Paper PCC product line due to contributions from the FulFill™ technology, new satellite PCC plants becoming operational, productivity improvements and expense savings. Full-year worldwide sales for the Specialty Minerals segment decreased 2 percent to $662.2 million from $676.1 million in 2011.  Foreign exchange had an unfavorable impact on sales of $17.3 million, or 3 percentage points.
            Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, decreased 3 percent to $546.2 million from $560.6 million recorded in the prior year. Processed Minerals products sales increased slightly to $116.0 million from $115.5 million in 2011.
"In addition to the adoption of the FulFill™ E-325 technology by 10 paper mills around the world, the company's Performance Minerals business, which is comprised of Processed Minerals and the Specialty PCC product lines, launched a number of new products in 2012," said Mr. Muscari. "These include two Optibloc® talc blends, which are new antiblocking products for high-clarity film and bag applications, and Titanium Dioxide (TiO2) extenders."
The Refractories segment, which primarily serves the steel industry, recorded operating income of $32.6 million, which was flat with the previous year. Sales in the Refractories segment decreased 7 percent to $343.4 million from $368.8 million recorded in 2011. Foreign exchange had an unfavorable impact on sales of $9.3 million, or 3 percentage points. Refractory products sales decreased 8 percent to $264.1 million from $287.4 million in the prior year due primarily to continued weakness in the global steel industry resulting in the closure of four steel mills worldwide. Metallurgical products sales decreased 3 percent to $79.3 million from $81.4 million in the prior year due primarily to weakness in the European steel market.
In 2012, Minteq International, the operating division of Refractories, also signed an agreement with United Steel Company B.S.C. (SULB) to perform all refractory maintenance at a greenfield steel mill in Bahrain that started up in the third quarter of 2012.  Minteq, working with other refractory companies, will be responsible for coordinating refractory maintenance of the steel furnaces and the other steel production vessels. This agreement is expected to generate between $25 million and $30 million in revenues over a three-year period. The Refractory segment also introduced a new, fourth generation Lacam® laser measurement system for use in the worldwide steel industry that is 17 times faster than the previous version. This new technology provides the fastest and most accurate laser scanning for hot surfaces available today. Also, during the year, the business engineered and installed its first Scantrol® laser refractory measuring system for basic oxygen steel-making furnaces at the Nizhny Tagil Metallurgical Plant (NTMK) in the Sverdlovsk region of Russia. NTMK is one of the largest fully integrated steel production facilities in Russia.

Fourth Quarter
Minerals Technologies' income from operations for the quarter was $25.7 million, a 2-percent increase over the $25.1 million recorded in the fourth quarter of 2011. The company's fourth quarter earnings were $0.50 per share, compared with $0.52 per share, excluding special items, in the fourth quarter of 2011. Reported earnings in the fourth quarter of 2011 were $0.55 per share.
Cash flow from operations for the quarter was $35 million and the company repurchased $19 million in shares.
Fourth quarter worldwide sales declined 3 percent to $244.2 million from $251.7 million in the same period in 2011. Foreign exchange had an unfavorable impact on sales of $3.1 million, or 1 percentage point.
In the fourth quarter, income from operations for the Specialty Minerals segment increased 21 percent to $19.6 million from $16.2 million in the same period in 2011. This increase was attributable to price increases, improved productivity, lower energy costs, the impact of new satellite plants coming on line and the contribution from adoption of the FulFill™ technology.  Fourth quarter worldwide sales for the Specialty Minerals segment increased 1 percent to $160.8 million from $159.9 million in the same quarter of 2011.
            Worldwide sales of PCC increased 1 percent to $134.9 million from the $133.1 million recorded in the fourth quarter of 2011.  Processed Minerals products fourth quarter sales decreased 3 percent to $25.9 million from $26.8 million in the same period of 2011.
The Refractory segment recorded operating income of $7.5 million in the fourth quarter of 2012 compared with $10.4 million in the prior year, a 28-percent decrease. This decrease was primarily attributable to the closure of four steel mills, global weakness in the worldwide steel industry and lower equipment sales. Fourth quarter sales in the Refractories segment decreased 9 percent to $83.4 million from $91.8 million recorded in the same period in 2011. Refractory products sales declined 11 percent to $63.5 million from $71.3 million in the prior year. Metallurgical products sales decreased 3 percent to $19.9 million from $20.5 million in the same period in 2011.
 "In 2012, we saw our strategies of geographic expansion and new product development gain momentum. Today, Minerals Technologies is a strong operating company driven by our focus on productivity and cost reduction through our Operational Excellence/Lean initiative and employee engagement," said Mr. Muscari. "Our Refractories and Performance Minerals product lines have shown significant improvement, and our Paper PCC business continues on a strong growth track. Looking ahead, we expect to continue to improve our financial performance through the execution of our key strategic initiatives of new product development, geographic expansion and Operational Excellence."
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On December 11, 2012, the company effected a two-for-one stock split in the form of a stock dividend. Accordingly, all share and per share data presented in this press release reflect the effect of the stock split.
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Minerals Technologies has scheduled an analyst conference call for Friday, February 1, 2013 at 11:00 a.m. to discuss operating results for the fourth quarter. The conference call will be broadcast over the company's website, www.mineralstech.com.
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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company's future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2011 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31,	Sept. 30,	Dec. 31,			Dec. 31,	Dec. 31,
	2012	2012	2011	Prior Qtr.	Prior Year	2012	2011	Prior Year

Net sales	$244,165	$250,346	$251,742	(2)%	(3)%	$1,005,619	$1,044,853	(4)%

Cost of goods sold	191,069	195,347	199,072	(2)%	(4)%	786,245	832,657	(6)%

Production margin	53,096	54,999	52,670	(3)%	1%	219,374	212,196	3%

Marketing and administrative expenses	22,377	22,046	22,666	2%	(1)%	89,161	92,058	(3)%
Research and development expenses	4,995	5,105	4,841	(2)%	3%	20,172	19,330	4%
Restructuring and other charges	0	0	0	*	*	0	470	(100)%
Income from operations	25,724	27,848	25,163	(8)%	2%	110,041	100,338	10%

Non-operating income (deductions) - net	(979)	(650)	701	51%	(240)%	(2,995)	(2,598)	15%

Income from continuing operations, before tax	24,745	27,198	25,864	(9)%	(4)%	107,046	97,740	10%

Provision for taxes on income	6,506	8,015	5,800	(19)%	12%	30,777	27,486	12%

Consolidated net income	18,239	19,183	20,064	(5)%	(9)%	76,269	70,254	9%

Less: Net income attributable to non-controlling interests	469	553	425	(15)%	10%	2,122	2,733	(22)%

Net Income attributable to Minerals Technologies Inc. (MTI)	$17,770	$18,630	$19,639	(5)%	(10)%	$74,147	$67,521	10%

Weighted average number of common shares outstanding:

Basic	35,196	35,280	35,288			35,340	36,018

Diluted	35,467	35,466	35,474			35,529	36,236

Earnings per share attributable to MTI:

Basic:	$0.50	$0.53	$0.56	(6)%	(11)%	$2.10	$1.87	12%

Diluted:	$0.50	$0.53	$0.55	(6)%	(9)%	$2.09	$1.86	12%

Cash dividends declared per common share	$0.05	$0.025	$0.025			$0.125	$0.10

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)	For comparative purposes, the quarterly periods ended December 31, 2012, September 30, 2012 and December 31, 2011 consisted of 92 days, 91 days, and 90 days, respectively.

2)	On December 11, 2012, the Company effected a 2-for-1 stock split in the form of a stock dividend. Accordingly, all share and per share data presented herein reflects the effect of the stock split.

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the three month periods ended December 31, 2012, September 30, 2012 and December 31, 2011 and the twelve month periods ended December 31, 2012 and December 31, 2011, and a reconciliation to net income for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
		2012	2012	2011	2012	2011
	Net Income attributable to MTI, as reported	$17.8	$18.6	$19.6	$74.1	$67.5

	Special items:
	Restructuring and other costs	0.0	0.0	0.0	0.0	0.5
	Currency translation loss upon deconsolidation of foreign entity	0.0	0.0	0.0	0.0	1.4
	Income tax settlement	0.0	0.0	(1.0)	0.0	(1.0)

	Related tax effects on special items	0.0	0.0	0.0	0.0	(0.1)

	Net income attributable to MTI, excluding special items	$17.8	$18.6	$18.6	$74.1	$68.3

	Basic earnings per share, excluding special items	$0.50	$0.53	$0.53	$2.10	$1.90
	Diluted earnings per share, excluding special items	$0.50	$0.53	$0.52	$2.09	$1.89

4)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the three month periods ended December 31, 2012, September 30, 2012  and December 31, 2011 and the twelve month periods ended December 31, 2012 and December 31, 2011 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Year Ended
	(millions of dollars)	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
		2012	2012	2011	2012	2011
	Cash flow from operations	$35.1	$40.0	$40.8	$139.9	$133.7
	Capital expenditures	14.3	14.0	15.1	52.1	52.0
	Free cash flow	$20.8	$26.0	$25.7	$87.8	$81.7

5)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
		2012	2012	2011	2012	2011
	Interest income	$0.7	$0.7	$1.0	$3.2	$3.9
	Interest expense	(0.8)	(0.8)	(0.9)	(3.2)	(3.3)
	Foreign exchange gains (losses)	(0.6)	(0.1)	0.3	(1.3)	(1.2)
	Currency translation loss upon
	deconsolidation of foreign entity	0.0	0.0	0.0	0.0	(1.4)
	Other income (deductions)	(0.3)	(0.4)	0.3	(1.7)	(0.6)
	Non-operating income (deductions), net	$(1.0)	$(0.6)	$0.7	$(3.0)	$(2.6)

6)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, February 1, 2013 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
SALES DATA	Dec. 31,	Sept. 30,	Dec. 31,			Dec. 31,	Dec. 31,
	2012	2012	2011	Prior Qtr	Prior Year	2012	2011	Prior Year

United States	$135.0	$138.3	$136.7	(2)%	(1)%	$562.5	$557.5	1%
International	109.2	112.0	115.0	(3)%	(5)%	443.1	487.4	(9)%
Net Sales	$244.2	$250.3	$251.7	(2)%	(3)%	$1,005.6	$1,044.9	(4)%

Paper PCC	$118.8	$120.6	$117.7	(1)%	1%	$480.3	$497.0	(3)%
Specialty PCC	16.1	16.4	15.4	(2)%	5%	65.9	63.6	4%
PCC Products	$134.9	$137.0	$133.1	(2)%	1%	$546.2	$560.6	(3)%

Talc	$11.0	$11.9	$11.5	(8)%	(4)%	$48.1	$46.9	3%
Ground Calcium Carbonate	14.9	16.7	15.3	(11)%	(3)%	67.9	68.6	(1)%
Processed Minerals Products	$25.9	$28.6	$26.8	(9)%	(3)%	$116.0	$115.5	0%

Specialty Minerals Segment	$160.8	$165.6	$159.9	(3)%	1%	$662.2	$676.1	(2)%

Refractory products	$63.5	$66.0	$71.3	(4)%	(11)%	$264.1	$287.4	(8)%
Metallurgical Products	19.9	18.7	20.5	6%	(3)%	79.3	81.4	(3)%
Refractories Segment	$83.4	$84.7	$91.8	(2)%	(9)%	$343.4	$368.8	(7)%

Net Sales	$244.2	$250.3	$251.7	(2)%	(3)%	$1,005.6	$1,044.9	(4)%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$19.6	$22.6	$15.6	(13)%	26%	$84.1	$72.8	16%

Refractories Segment	$7.5	$7.2	$11.0	4%	(32)%	$32.6	$33.2	(2)%

Unallocated Corporate Expenses	$(1.4)	$(2.0)	$(1.5)	(30)%	(7)%	$(6.7)	$(5.7)	18%

Consolidated	$25.7	$27.8	$25.1	(8)%	2%	$110.0	$100.3	10%

SEGMENT RESTRUCTURING and IMPAIRMENT COSTS

Specialty Minerals Segment	$0.0	$0.0	$0.6	*	*	$0.0	$1.0	*

Refractories Segment	$0.0	$0.0	$(0.6)	*	*	$0.0	$(0.6)	*

Consolidated	$0.0	$0.0	$0.0	*	*	$0.0	$0.5	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three month periods ended December 31, 2012, September 30, 2012 and December 31, 2011 and the twelve month periods ended December 31, 2012 and December 31, 2011, constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Year Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31,	Sept. 30,	Dec. 31,			Dec. 31,	Dec. 31,
EXCLUDING SPECIAL ITEMS	2012	2012	2011	Prior Qtr.	Prior Year	2012	2011	Prior Year

Specialty Minerals Segment	$19.6	$22.6	$16.2	(13)%	21%	$84.1	$73.8	14%

Refractories Segment	$7.5	$7.2	$10.4	4%	(28)%	$32.6	$32.6	0%

Unallocated Corporate Expenses	$(1.4)	$(2.0)	$(1.5)	(30)%	(7)%	$(6.7)	$(5.7)	18%

Consolidated	$25.7	$27.8	$25.1	(8)%	2%	$110.0	$100.8	9%

* Percentage not meaningful

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		December 31,	December 31,
		2012*	2011**

Current assets:
	Cash & cash equivalents	$454,092	$395,152
	Short-term investments	14,178	18,494
	Accounts receivable, net	193,328	194,317
	Inventories	84,569	90,760
	Prepaid expenses and other current assets	18,318	21,566
	Total current assets	764,485	720,289

	Property, plant and equipment	1,261,952	1,248,649
	Less accumulated depreciation	944,283	930,515
	Net property, plant & equipment	317,669	318,134

	Goodwill	65,829	64,671
	Other assets and deferred charges	63,206	61,861

	Total assets	$1,211,189	$1,164,955

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$7,111	$5,846
	Current maturities of long-term debt	76,977	8,552
	Accounts payable	98,371	103,354
	Restructuring liabilities	318	1,411
	Other current liabilities	67,321	61,739
	Total current liabilities	250,098	180,902

	Long-term debt	8,478	85,449
	Other non-current liabilities	138,894	130,584
	Total liabilities	397,470	396,935

	Total MTI shareholders' equity	790,411	741,612
	Non-controlling Interest	23,308	26,408
	Total shareholders' equity	813,719	768,020

	Total liabilities and shareholders' equity	$1,211,189	$1,164,955

*	Unaudited
**	Condensed from audited financial statements.